June 28, 2012

Mr. Alejandro Perales

2554 Cedar Ridge Lane

San Angelo, Texas 76904

Re:	Relinquishment of repurchase rights

Dear Mr. Perales:

This letter agreement is meant to memorialize certain understandings among you (on behalf of the former members of AACM3, L.L.C., a Texas limited liability company doing business as Petro 2000 Exploration (“Petro 2000”), and PetroGreen Energy, LLC, a Nevada limited liability company (“PetroGreen”)), Adino Energy Corporation (“Adino”), and Gator-Dawg Drilling, LLC (“Gator-Dawg”).

1.	Upon Adino’s compliance with the other terms set forth herein, the former members of Petro 2000 and PetroGreen (the “Sellers”) shall no longer have the right, as previously set forth in the agreement of July 29, 2010 between the Sellers and Adino, to repurchase the assets of Petro 2000 and PetroGreen.

2.	Upon execution of this letter agreement, Adino agrees to release the 10,000,000 shares of Adino common stock currently being held in escrow to the Sellers in the amounts previously agreed to, regardless of the closing price of Adino’s common stock.

3.	As further consideration for this agreement, Gator-Dawg agrees to transfer title to the trailer mounted single lay down derrick drilling rig, N-3 Brewster draw works, 80,000# blocks to AACM3, L.L.C. (the “Transferee”). Upon the Transferee’s request, Gator-Dawg will prepare and deliver to the Transferee a bill of sale stating nominal consideration for such transfer.

4.	As additional consideration for this agreement, Adino agrees to sell one hundred percent (100%) of the membership interest of AACM3, L.L.C., a Texas limited liability company, to Alejandro Perales.

All other agreements between Adino and the Sellers remain in force.

ADINO ENERGY CORPORATION

By:	/s/ Timothy G. Byrd, Sr.
Timothy G. Byrd, Sr.
Chief Executive Officer

ALEJANDRO PERALES

/s/ Alejandro Perales

Gator-Dawg Drilling, LLC

By:	/s/ Sonny Wooley

Name:	Sonny Wooley

Title:	President